AMENDMENT TO KEY EXECUTIVE EMPLOYMENT
AND SEVERANCE AGREEMENT

        This Agreement to amend the Key Executive Employment and Severance Agreement dated ___________ by and between WPS Resources Corporation (the "Company") and ___________________ (the "Executive"), is entered into by and between the Company and Executive this _____ day of December, 2000.

        WHEREAS, the Company and Executive entered into a Key Executive Employment and Severance Agreement dated _________ (the "Employment Agreement"); and

        WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of Executive; and

        WHEREAS, as is the case with many publicly held corporations, the possibility of a Change in Control exists and such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

        WHEREAS, the Board of Directors of the Company has determined that additional steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

        WHEREAS, in light of the determination made by the Board of Directors of the Company, the Company and the Executive desire to amend the Employment Agreement in certain respects;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive agree as follows:

1.    Subsections 9(b)(ii) and 9(b)(iii) of the Employment Agreement are deleted and a new Subsection 9(b)(ii) is added to read as follows:

(A) Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company or its affiliates (in its aggregate, "Total Payments"), would constitute an "excess parachute payment" that is subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the sum of (i) the net amount retained by the Executive after deduction of any Excise Tax and any interest charges or penalties in respect of the imposition of such Excise Tax (but not any federal, state or local income tax or employment tax) on the Total Payments plus (ii) any federal, state and local income tax, employment tax and Excise Tax upon the payment provided for by this Subsection 9(b)(ii), shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes.

(B) For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 280G of the Code (or any successor provision) and such "parachute payments" shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code (or any successor provision). Within forty (40) days following the delivery of the Notice of Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code (or any successor provision), the Executive and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel ("National Tax Counsel") selected by the Company's independent auditors and acceptable to the Executive in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (1) the amount of the Base Period Income, (2) the amount and present value of Total Payments and (3) the amount and present value of any excess parachute payments. The term "Base Period Income" means an amount equal to the Executive's "annualized includible compensation for the base period" as defined in Section 280G(d)(1) of the Code (or any successor provision). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. The opinion of National Tax Counsel shall be dated as of the Termination Date and addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel so requests in connection with the opinion required by this Subsection 9(b)(ii), the Executive and the Company shall obtain, at the Company's expense, and the National Tax Counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive. Within five (5) days after the National Tax Counsel's opinion is received by the Company and the Executive, the Company shall pay (or cause to be paid) or distribute (or cause to distribute) to or for the benefit of Executive the amount of any Gross-Up Payment provided under this Subsection 9(b)(ii).

(C) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments or Gross-Up Payment, a change is finally determined to be required in the amount of Excise Tax paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to the Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in this Subsection 9(b)(ii), in the manner determined by the National Tax Counsel.

(D) If legislation is enacted or if regulations or rulings are promulgated that would require the Company's shareholders to approve this Agreement, prior to a Change in Control of the Company, due solely to the provision contained in this Subsection 9(b)(ii), then

(1) from and after such time as shareholder approval would be required, until shareholder approval is obtained as required by such legislation, Subsection 9(b)(ii) shall be of no force and effect;

(2) the Company and the Executive shall use their best efforts to consider and agree in writing upon an amendment to this Subsection 9(b)(ii) such that, as amended, this Subsection 9(b)(ii) would provide the Executive with the benefits intended to be afforded to the Executive by Subsection 9(b)(ii) without requiring shareholder approval; and

(3) at the reasonable request of the Executive, the Company shall seek shareholder approval of this Agreement at the next annual meeting of shareholders of the Company.

2.    Except as specified herein, no other changes are made to the Employment Agreement, and the Employment Agreement continues in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

WPS RESOURCES CORPORATION

______________________________________	By: _____________________________
(Insert Executive Name)
Title: ____________________________

Attest: __________________________